Exhibit 99.1

TCP NAMES GONZAGA HOFSTATTER SENIOR VICE PRESIDENT OF OPERATIONS

AURORA, Ohio - February 14, 2017 - TCP International Holdings Ltd. (OTC: TCPIF) announced today that Gonzaga Hofstatter has been named Senior Vice President of Operations and will be responsible for overseeing the Company’s manufacturing facilities in China and its international supply chain.

“Gonzaga is an excellent addition to our management team as we work to strengthen the Company and improve our operations,” said Brian Catlett, Chief Executive Officer. “He has vast experience in manufacturing and supply chain management, especially in China. Working in facilities in China and around the world, he has developed a broad understanding of how to meet the needs of global markets and the quality demands of multinational customers. We welcome Gonzaga to our team and look forward to his contributions in helping enhance our performance.”

Hofstatter, who will reside in China, has 28 years of experience in manufacturing operations, lean manufacturing, strategic planning, logistics, procurement, supply chain management and quality systems. During his career, Hofstatter has been involved on an executive level in international multi-plant manufacturing management; global strategic planning; the launch of greenfield start-up facilities in the United States, China, Mexico, Hungary and Brazil; and a major merger.

Most recently, he has been an independent consultant, working on several business process improvement projects and with private equity firms for potential acquisitions. From 2012 to 2015, he was Senior Vice President, Global Operations and Infrastructure for Nortek, Inc., where he had full responsibility for three global manufacturing facilities. Prior positions included Senior Vice President of Operations and Supply Chain for Flextronics International; Vice President of Supply Chain Development for Foxconn International; Director of Latin America Supply Chain for Compaq/HP; and several positions during 21 years of service with IBM Corporation.

He holds a bachelor’s degree in business administration from Catholic University in Campinas, Brazil.

About TCP

TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP's extensive product offerings include LED and CFL lamps and fixtures and other energy efficient lighting products. TCP is a proud ENERGY STAR® partner of the U.S. Environmental Protection Agency. TCP's products are currently offered through thousands of retail and C&I distributors. Since TCP's inception, it has sold more than one billion energy efficient lighting products. For more information, visit www.tcpi.com.

Contact

Zachary Guzy
Chief Financial Officer
330-954-7689
ir@tcpi.com